Exhibit No. 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, S.V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(336) 389-5513 – Media

Bassett Furniture News Release

Bassett Announces Third Quarter 2008 Results of Operations

(Bassett, Va.) – October 9, 2008 – Bassett Furniture Industries Inc. (Nasdaq:BSET) announced today its results of operations for its fiscal quarter and 40 week period ended August 30, 2008.

Sales for the quarter ended August 30, 2008 were $70.2 million as compared to $70.5 million for the quarter ended August 25, 2007. The 2008 and 2007 reported sales were increased by reported revenue of $4.0 million and $1.0 million, respectively, due to a change in the Company’s business practices with respect to freight for the delivery of wholesale furniture to its retail stores. In July of 2007, the Company began invoicing these customers on a fully landed basis such that the invoice price includes freight. Excluding the effects of the business change, sales would have been $66.2 million for the quarter ended August 30, 2008 as compared to $69.5 million for the quarter ended August 25, 2007, a 5% decrease due primarily to a further softening in the overall retail environment late in the third quarter (see also discussion in the Wholesale and Retail Segments below).

Gross margins for the third quarter of 2008 and 2007 were 40.0% and 35.0%, respectively. Excluding the effects of the above-mentioned business change, the gross margin for 2008 and 2007 would have been 36.4% and 34.0%, respectively. This increase over 2007 results from improved margins in both the wholesale and retail segments. Selling, general and administrative expenses, which exclude the effects of the above-mentioned business change, increased $2.2 million for the third quarter of 2008 as compared to 2007 primarily due to a $3.2 million increase in the provision for bad debts related to the impact that the prolonged weak retail environment is having on certain of the Company’s dealers. The Company reported a net loss of $(2.7) million, or $(0.23) per share for the quarter ended August 30, 2008, as compared to net income of $0.7 million, or $0.06 per share, for the quarter ended August 25, 2007.

Sales for the 40 weeks ended August 30, 2008 were $226.6 million as compared to $219.3 million for the 39 weeks ended August 25, 2007, an increase of 3%. The 2008 and 2007 reported sales were increased by reported revenue of $12.7 million and $1.0 million, respectively, due to the change in the Company’s business practices as described above. In addition, fiscal 2008 included an additional week of sales due to the Company’s fiscal calendar. Gross margins for the 40 weeks ended August 30, 2008 and 39 weeks ended August 25, 2007 were 39.8% and 32.3%, respectively. Excluding the effects of the above-mentioned business change, the gross margin for 2008 and 2007 would have been 36.2% and 32.0%, respectively. This significant increase over 2007 results from improved margins in both the wholesale and retail segments. Selling, general and administrative expenses increased $4.9 million for the nine months of 2008 as compared to 2007 primarily due to the increase in the provision for bad debts as described above. The Company reported a net loss of $(2.5) million or $(0.22) per share for the 40 weeks ended August 30, 2008, as compared to a net loss of $(5.9) million, or $(0.50) per share, for the 39 weeks ended August 25, 2007.

The Bassett Furniture retail store program had 120 stores in operation as of August 30, 2008. For the first nine months of 2008, three new stores were opened (two licensee- and one corporate-owned) and 13 stores were closed (10 licensee and three corporate-owned). Although management will continue to work closely with its licensee stores to ensure the success of both the licensee and Bassett, the Company expects that three to five additional underperforming stores will close during the remainder of 2008.

“Despite our overall disappointing results, we believe that progress was made in key areas of our operations,” said Robert H. Spilman, Bassett’s president and chief executive officer. “We continue to show improved gross margins in both the wholesale and retail divisions over 2007 and our new product introductions have been well-received. We also have been successful in reducing our overall cost structure through targeted spending reductions. We remain encouraged by the sales results from our new retail store prototype despite the ongoing difficult home furnishings environment. Sales per square foot in the new format continue to meet our expectations and to noticeably outperform our existing fleet average.

“Given the difficult and somewhat unprecedented environment, we have had no choice but to take several important actions aimed at improving our results in the short-term. These include:

•	Aggressively working with certain licensees to close those stores that are underperforming thereby limiting further exposure in our accounts receivable.

•	Reducing our inventory levels to improve working capital and cash flow.

•	Right-sizing our expense structure in both our wholesale and corporate retail divisions.

“Although we have these short-term actions in place, we will continue to think and act in the best long-term interests of our shareholders. We will continue to thoughtfully invest in store prototype conversions and remodels and work diligently with our licensed network to improve their operating results. With the improvements in our retail program and our strong balance sheet, we are well positioned to not only survive these turbulent times, but also to gain market share as some of our competitors exit the industry.”

The results for the 40 weeks ended August 30, 2008 included four unusual pretax items consisting of $1.4 million of legal and other expenses for the proxy contest with Costa Brava Partnership III L.P., a $1.3 million gain associated with the sale of the Company’s airplane, a $0.6 million loss on the exit of a corporate retail store lease recorded in the third quarter and a $0.6 million impairment charge associated with the writeoff of leasehold improvements for a closed store, of which $0.2 million was recorded in the third quarter. The loss for the 39 weeks ended August 25, 2007 included unusual pretax charges of $3.6 million for the writedown of the plant and equipment for the closing of the Bassett plant, $1.9 million associated with lease exit costs for certain closed stores, $1.0 million associated with the writeoff of tenant improvements from the downsizing of the Company’s showroom space and $0.9 million associated with severance from the closure of the Bassett plant. Please refer to the attached schedule which summarizes these unusual items.

Excluding these unusual items, the net loss for the quarter and 40 weeks ended August 30, 2008 would have been $(2.1) million and $(1.7) million, respectively, and the net loss for the 39 weeks ended August 25, 2007 would have been $(1.4) million. Please refer to the attached schedule which reconciles net income (loss) as reported to net income (loss) as adjusted.

Wholesale Segment

Net sales for the wholesale segment were $59.5 million for the third quarter of 2008 as compared to $58.5 million for the third quarter of 2007, an increase of 2%. The 2008 and 2007 reported sales were increased by reported revenue of $4.0 million and $1.0 million, respectively, due to a change in the Company’s business practices as described above. Excluding the effects of the business change, sales would have been $55.5 million for the quarter ended August 30, 2008 as compared to $57.5 million for the quarter ended August 25, 2007, a 3% decrease. Approximately 53% of wholesale shipments during the third quarter of 2008 were imported products compared to 51% for the third quarter of 2007. Gross margins for the wholesale segment were 29.7% for the third quarter of 2008 as compared to 24.4% for the third quarter of 2007. Excluding the effects of the invoicing change described above, gross margins for the third quarter of 2008 and 2007 would have been 24.7% and 23.1%, respectively, a 1.6 percentage point increase. This increase is primarily due to an improved product mix associated with increased imported products which carry a higher margin and the absence of certain wind down costs incurred in 2007 related to the closing of the Bassett plant. The Company recorded $4.1 million of bad debt expense, which was $3.2 million more than in 2007. Certain of the Company’s licensee-owned stores continue to be impacted by the deteriorating retail environment and strained credit markets coupled with lower consumer confidence. The increased bad debt expense was partially offset by reduced spending in other SG&A areas.

Net sales for the wholesale segment were $190.8 million for the 40 weeks ended August 30, 2008 as compared to $184.2 million for the 39 weeks ended August 25, 2007, an increase of 4%. The 2008 and 2007 reported sales were increased by reported revenue of $12.7 million and $1.0 million, respectively, due to a change in the Company’s business practices as described above. Gross margins for the wholesale segment were 29.7% for the 40 weeks ended August 30, 2008 as compared to 22.9% for the 39 weeks ended August 25, 2007. Excluding the effects of the business change described above, gross margins for the nine months of 2008 and 2007 would have been 24.8% and 22.5%, respectively, a 2.3 percentage point increase. This increase is primarily due to the improved product mix as described above. The Company recorded $6.1 million of bad debt expense for fiscal 2008, which was $3.9 million more than in 2007.

Retail Segment

The third quarter featured an unusual amount of activity in Bassett’s 29 corporate stores, as one store was permanently closed, two stores were temporarily closed for conversion to the new store prototype, and three stores were remodeled. Nevertheless, retail sales increased to $24.0 million in the third quarter of 2008 as compared to $22.2 million in the third quarter of 2007. These sales increases have primarily resulted from the additional Company-owned stores acquired during 2007 and an increase in comparable store sales. The comparable store sales increases were primarily driven by progress in the Dallas market, the benefits of store consolidation in upstate New York, and increased sales in its Pineville, N.C., store due to its conversion to the new store prototype. Gross margins for the quarter decreased 2.3 percentage points due primarily to lower margins in the Houston and Atlanta markets, resulting from the temporary closure of two stores for conversion to the new store prototype concept as these stores ran inventory liquidation events. Even with the lower gross margins and an overall difficult retail environment, the retail segment slightly reduced its operating loss over the prior year period. For its 24 comparable corporate stores, the Company reduced its operating losses by approximately 20% in the third quarter of 2008 as compared to the third quarter of 2007. The Company believes that the combination of new product introductions, store prototype retrofits, better hiring and training of design consultants and continued improved marketing efforts will lead to further improvement in retail operating results.

Net sales for the 40 weeks ended August 30, 2008 were $74.5 million as compared to $65.3 million for the 39 weeks ended August 25, 2007. These sales increases have primarily resulted from the additional Company-owned stores acquired during 2007 and increases in comparable store sales. Gross margins for the 2008 period increased 1.5 percentage points due to improved pricing and promotional strategies. The Company’s retail segment reduced its total operating losses by $0.8 million, a 10% decrease. For its 22 comparable corporate stores, the Company reduced its operating losses by approximately 35% in the 40 weeks ended August 30, 2008 as compared to the 39 weeks ended August 25, 2007.

Other, net

Other, net for the quarter and 40 week period ended August 30, 2008 was $(0.7) million and $(0.5) million as compared to $0.8 million and $4.5 million for the quarter and 39 week period ended August 25, 2007, respectively. These decreases were primarily related to the performance of the Company’s Alternative Asset Fund, as the Company recognized market losses of $(0.6) million and $(1.0) million for the quarter and nine months ended August 30, 2008 as compared to market gains of $0.1 million and $2.9 million for the quarter and nine months ended August 25, 2007. As of August 30, 2008, the fair value of the Company’s investment in the Alternative Asset Fund was $29.0 million, which is included in investments in the consolidated balance sheet.

Balance Sheet and Cash Flow

The Company used $12.7 million of cash in operating activities during the 40 weeks ended August 30, 2008 primarily due to the continued difficult environment at retail as well as payments to fund the inventory build at the end of 2007 for the January 2008 new product rollout. Representing one of the most extensive redesigns and rollouts in the Company’s recent history, the new product has been well-received at retail and has helped fuel sales. Due to the lead time to source the majority of the new product, inventory and accounts payable balances were unusually high at the end of fiscal 2007. Management expects inventory levels to slightly increase over the remainder of the year as the Company prepares for additional product introductions in January 2009. These introductions will not be as extensive as the 2008 rollout. The Company’s accounts payable balance was reduced by $7.8 million during the 40 week period and has returned to a more normalized level. The Company also funded $16.1 million in dividends, including an $8.7 million special dividend in August as discussed below, and repurchased $3.6 million of common stock under the previously announced $20 million share repurchase plan. These cash requirements were primarily funded through $27.6 million of net investment sales and $2.0 million in additional borrowings on the revolving credit facility.

Net accounts receivable increased $2.4 million during the 40 week period ended August 30, 2008, due primarily to the slower pace of collections from certain store licensees related primarily to the overall retail environment. The Company continually assesses its levels of bad debt reserves and recorded $6.1 million in provision for losses on accounts receivable in 2008 with $4.1 million of that recorded in the third quarter. A continuing difficult and weak retail environment could result in further bad debt expenses, reduced revenue and other store real estate charges.

Special Dividend and Status of Investment Redemptions

During the quarter ended August 30, 2008, the Company announced that its Board of Directors had approved the first installment of $0.75 per share to be paid as part of the $1.25 special dividend announced in April. Accordingly, $8.7 million was paid out in August. To fund this special dividend, the Company received $12.6 million during the quarter from the full liquidation of a position in the Alternative Asset Fund and $3.6 million from the partial liquidation of a position, with excess funds primarily being used for additional repurchases of common stock under the Company’s share repurchase plan and to reduce outstanding debt.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With approximately 120 Bassett stores, Bassett has leveraged its strong brand name in furniture into a growing network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 750 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third quarter of fiscal 2008, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: delays or difficulties in converting some of Bassett’s non-operating assets to cash; economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission; and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations - Unaudited

(In thousands, except for per share data)

	13 Weeks Ended August 30, 2008		13 Weeks Ended August 25, 2007		40 Weeks Ended August 30, 2008		39 Weeks Ended August 25, 2007
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$70,159	100.0%	$70,497	100.0%	$226,620	100.0%	$219,349	100.0%
Cost of sales	42,105	60.0%	45,847	65.0%	136,421	60.2%	148,442	67.7%

Gross profit	28,054	40.0%	24,650	35.0%	90,199	39.8%	70,907	32.3%

Selling, general and administrative	28,277	40.3%	26,103	37.0%	82,846	36.6%	77,985	35.6%
Wholesale delivery expenses	3,970	5.7%	1,020	1.4%	12,663	5.6%	1,020	0.5%
Proxy defense costs	—	0.0%	—	0.0%	1,418	0.6%	—	0.0%
Restructuring, asset impairment charges and unusual gains, net	240	0.3%	—	0.0%	(718)	-0.3%	5,544	2.5%
Lease exit costs	640	0.9%	—	0.0%	640	0.3%	1,934	0.9%

Loss from operations	(5,073)	-7.2%	(2,473)	-3.5%	(6,650)	-2.9%	(15,576)	-7.1%
Other income (loss), net	(745)	-1.1%	785	1.1%	(460)	-0.2%	4,477	2.0%

Loss before income taxes	(5,818)	-8.3%	(1,688)	-2.4%	(7,110)	-3.1%	(11,099)	-5.1%
Income tax benefit	3,166	4.5%	2,364	3.4%	4,582	2.0%	5,168	2.4%

Net income (loss)	$(2,652)	-3.8%	$676	1.0%	$(2,528)	-1.1%	$(5,931)	-2.7%

Basic earnings (loss) per share:	$(0.23)		$0.06		$(0.22)		$(0.50)

Diluted earnings (loss) per share:	$(0.23)		$0.06		$(0.22)		$(0.50)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	unaudited August 30, 2008	November 24, 2007
Assets
Current assets
Cash and cash equivalents	$5,572	$3,538
Accounts receivable, net	41,036	38,612
Inventories	42,114	50,550
Deferred income taxes	7,831	6,001
Other current assets	11,998	12,421

Total current assets	108,551	111,122

Property and equipment, net	56,911	53,225

Investments	45,430	76,924
Retail real estate	30,008	31,207
Notes receivable, net	14,853	14,128
Deferred income taxes	14,868	9,902
Other	12,057	14,195

	117,216	146,356

Total assets	$282,678	$310,703

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$18,325	$26,104
Customer deposits	7,455	8,894
Other accrued liabilities	20,007	21,596

Total current liabilities	45,787	56,594

Long-term liabilities
Post employment benefit obligations	14,188	14,493
Long-term revolving debt	12,000	10,000
Real estate notes payable	21,553	18,850
Distributions in excess of affiliate earnings	14,439	12,244
Other long-term liabilities	5,012	3,670

	67,192	59,257

Commitments and Contingencies
Stockholders’ equity
Common stock	57,606	59,033
Retained earnings	112,136	131,725
Additional paid-in-capital	326	2,180
Accumulated other comprehensive income	(369)	1,914

Total stockholders’ equity	169,699	194,852

Total liabilities and stockholders’ equity	$282,678	$310,703

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	40 Weeks August 30, 2008	39 Weeks Ended August 25, 2007
Operating activities:
Net loss	$(2,528)	$(5,931)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	5,732	6,864
Equity in undistributed income of investments and unconsolidated unconsolidated affiliated companies	(2,450)	(6,358)
Provision for restructuring, asset impairment charges and unusual gains, net	(718)	5,544
Impairment of licensed retail real estate	499
Provision for corporate retail lease exit costs	640	1,934
Income from investments	(980)	(2,393)
Provision for losses on accounts and notes receivable	6,059	2,205
Deferred income taxes	(3,478)	(3,693)
Other, net	137	115
Changes in operating assets and liabilities
Accounts receivable	(9,789)	(9,660)
Inventories	8,436	5,465
Other current assets	(1,411)	(3,283)
Accounts payable and accrued liabilities	(12,816)	2,487

Net cash used in operating activities	(12,667)	(6,704)

Investing activities:
Purchases of property and equipment	(3,006)	(2,842)
Purchases of retail real estate	(630)	(40)
Proceeds from sales of property and equipment	2,205	3,111
Acquisition of Charleston stores, net	(216)	—
Proceeds from sales of investments	31,829	13,134
Purchases of investments	(4,212)	(8,590)
Dividends from an affiliate	6,091	6,091
Net cash received on licensee notes	790	920
Other, net	26	(322)

Net cash provided by investing activities	32,877	11,462

Financing activities:
Borrowings under revolving credit facility	2,000	2,000
Repayments of long-term debt	—	(770)
Repayments of real estate notes payable	(590)	(500)
Issuance of common stock	123	385
Repurchases of common stock	(3,622)	(476)
Cash dividends	(16,087)	(7,088)

Net cash used in financing activities	(18,176)	(6,449)

Change in cash and cash equivalents	2,034	(1,691)
Cash and cash equivalents - beginning of year	3,538	6,051

Cash and cash equivalents - end of quarter	$5,572	$4,360

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - Unaudited

(In thousands)

	13 Weeks Ended August 30, 2008	13 Weeks Ended August 25, 2007	40 Weeks Ended August 30, 2008	39 Weeks Ended August 30, 2007
Net Sales
Wholesale	$59,466	$58,482	$190,766	$184,216
Retail	24,004	22,222	74,529	65,314
Inter-company elimination	(13,311)	(10,207)	(38,675)	(30,181)

Consolidated	$70,159	$70,497	$226,620	$219,349

Operating Income (loss)
Wholesale	$(995)	$555	$2,559	$157
Retail	(2,807)	(2,898)	(7,222)	(8,023)
Inter-company elimination	(391)	(130)	(647)	(232)
Proxy defense costs	—	—	(1,418)	—
Restructuring, asset impairment charges and unusual gains, net	(240)	—	718	(5,544)
Lease exit costs	(640)	—	(640)	(1,934)

Consolidated	$(5,073)	$(2,473)	$(6,650)	$(15,576)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Summary of Unusual Pretax Charges and Gains

(in thousands)

	13 Weeks Ended August 30, 2008	13 Weeks Ended August 25, 2007	40 Weeks Ended August 30, 2008	39 Weeks Ended August 25, 2007
Proxy defense costs	$—	$—	$1,418	$—
Restructuring, asset impairment charges and unusual gains
Gain on sale of airplane	—	—	(1,342)	—
Writeoff of leasehold improvements	240	—	624	975
Asset impairment associated with Basset plant closure	—	—	—	3,609
Severance	—	—	—	960
Lease exit costs	640	—	640	1,934

Net charges	$880	$—	$1,340	$7,478

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Income as Reported to Net Income as Adjusted (Unaudited)

(In thousands, except for per share data)

	13 Weeks Ended August 30, 2008	Per Share	13 Weeks Ended August 25, 2007	Per Share	40 Weeks Ended August 30, 2008	Per Share	39 Weeks Ended August 25, 2007	Per Share
Net income (loss) as reported	$(2,652)	$(0.23)	$676	$0.06	$(2,528)	$(0.22)	$(5,931)	$(0.50)
Proxy defense costs	—	—	—	—	865	0.07	—	—
Restructuring, asset impairment charges and unusual gains, net	146	0.01	—	—	(438)	(0.04)	3,382	0.29
Lease exit costs	390	0.03	—	—	390	0.03	1,180	0.10

Net income (loss) as adjusted	$(2,116)	$(0.19)	$676	$0.06	$(1,711)	$(0.16)	$(1,369)	$(0.11)

Adjustments to net income (loss) are net of income taxes at a 39% effective tax rate

The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.